Exhibit 5.1

STEVENS & LEE

LAWYERS & CONSULTANTS

620 FREEDOM BUSINESS CENTER, SUITE 200

P.O. Box 62330

King of Prussia, PA 19406

(610) 205-6000 Fax (610) 337-4374

www.stevenslee.com

June 17, 2008

Board of Directors

Eastern Insurance Holdings, Inc.

25 Race Avenue

Lancaster, Pennsylvania 170603-3179

Re:	2008 Agency Stock Purchase Plan Eastern Insurance Holdings, Inc.

Ladies and Gentlemen:

In connection with proposed issuance of up to 125,000 shares of common stock, par value $5.00 per share (the “Common Stock”), by Eastern Insurance Holdings, Inc. (the “Company”) pursuant to the Company’s 2008 Agency Stock Purchase Plan (the “Plan”), covered by the Company’s Registration Statement on Form S-3 filed on or about this date (the “Registration Statement”), we, as counsel to the Company, have reviewed:

(1) the Pennsylvania Business Corporation Law, as amended;

(2) the Company’s certificate of incorporation;

(3) the Company’s bylaws;

(4) the Plan;

(5) the Registration Statement;

(6) a copy of a form of Common Stock certificate; and

(7) resolutions adopted by the Company’s Board of Directors on February 14, 2008, authorizing the issuance of such securities.

Based upon such review of the foregoing, it is our opinion that the Common Stock covered by the Registration Statement has been duly authorized and, when issued and sold pursuant to the terms described in the Registration Statement, will be legally issued by the Company, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading “LEGAL MATTERS” in the related Prospectus. In giving this consent, however, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

STEVENS & LEE

/s/ Stevens & Lee